                              M E M O R A N D U M

TO:        Advance Ross Common Stockholders
           Advance Ross 5% Cumulative Preferred Stockholders
           Davidson & Associates Common Stockholders
           Entertainment Publications Common Stockholders
           HFS Incorporated Common Stockholders
           Ideon Group Common Stockholders
           Knowledge Adventure Series C Preferred Stockholders
           Knowledge Adventure Common Stockholders
           PHH Corporation Common Stockholders
           Sierra On-Line Common Stockholders

RE:        Letter to Unexchanged Holders of Cendant Corporation Common Stock

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    As an unexchanged holder of Cendant Corporation common stock, par value $.01 per share ("Shares"), by virtue of holding one of the securities specified above, you are invited to tender your unexchanged securities pursuant to the offer by Cendant Stock Corporation, a Delaware Corporation ("Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware Corporation ("Cendant"), to purchase up to 50,000,000 Shares at prices not greater than $22.50 nor less than $19.75 per Share, net to the Seller in cash, without interest thereon, specified by the tendering shareholders, upon the terms and subject to the conditions of the Offer to Purchase, dated June 16, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").

    For your convenience, you may determine the exchange rate for the security you hold into Shares as specified below. Information specific to your holdings is specified on the label enclosed herein. Unless otherwise specified below, the following exchange rates are based on the number of Shares exchangeable for each shares of the security specified below:

Advance Ross Common Stock                     .833333 Shares
Advance Ross 5% Cumulative Preferred Stock    .82450 Shares
Davidson & Associates Common Stock            .8500 Shares
Entertainment Publications Common Stock       1.10 Shares
HFS Incorporated Common Stock                 2.4031 Shares
Ideon Group Common Stock                      .3944 Shares
Knowledge Adventure Common Stock              .0981476625 Shares
Knowledge Adventure Series C Preferred Stock  .1954863630 Shares
PHH Corporation Common Stock                  1 share of PHH converts to .8250 shares of
                                              HFS Corporation Common Stock; each share of
                                              HFS Corporation Common Stock converts into
                                              2.4031 Shares.
Sierra On-Line Common Stock                   1.2250 Shares

    WHETHER OR NOT YOU TENDER ANY SHARES IN THE OFFER, WE ENCOURAGE YOU TO CONTACT CHASEMELLON SHAREHOLDER SERVICES, L.L.C., THE TRANSFER AGENT FOR CENDANT, AT 1-800-684-8823 TO EXCHANGE THE AFOREMENTIONED SECURITIES FOR SHARES.

CENDANT CORPORATION

June 16, 1999